ANNEX 1.1(B)

                                    AGREEMENT

         This AGREEMENT ("Agreement") made as of June 5 , 2000, is by and among Terremark Fortune House #2, Ltd., a Florida limited partnership, having an address at 2601 South Bayshore Drive, Suite 900, Miami, FL 33133 ("Fortune House"), AIBC International Mortgage Finance, LC, a Florida limited liability company, having an address at 80 S.W. 8th Street, Suite 100, Miami, Fl 33130 ("AIBC"), and Southeastern Securities Inc., a Florida corporation, having an address at 12651 S. Dixie Highway, Suite 204, Miami, Fl 33156 ("Southeastern"), (collectively, AIBC and Southeastern shall sometimes be referred to as the "Licensees").

                                 W H E R E A S:

         A. Fortune House is offering for sale approximately 280 condominiums as hotel investment units ("Units") in a condominium hotel called Fortune House-Fort Lauderdale Beach Condominium Hotel (the "Hotel") located in Fort Lauderdale, Florida.

         B. Fortune House would receive benefits from obtaining the services of both an experienced mortgage broker and an experienced securities broker to serve prospective purchasers of the Units.

         C. AIBC is an experienced mortgage broker in the State of Florida capable of providing prospective purchasers with competitive end-loan financing opportunities in connection with the purchase of the Units.

         D. Southeastern is a member of the National Association of Securities Dealers, Inc. ("NASD") and a fully-licensed securities broker operating in accordance with all applicable federal and Florida securities laws, and duly authorized and licensed by NASD to sell securities in connection with a "Direct Participation Program" (as defined below).

         E. Fortune House wishes to grant AIBC a license to serve as the exclusive on-site mortgage broker for prospective purchasers of Units.

         F. Fortune House desires Southeastern ("Sponsoring Entity") to sponsor all qualified Fortune House salesmen that have passed all examinations and have obtained the applicable licenses that are or in the future may be required to promote the sale of the Units as part of a Direct Participation Program ("Direct Participation Program"). A Direct Participation Program shall have the meaning set forth, from time to time, in all NASD rules and regulations and specifically for the purposes of this Agreement shall be defined as an interest in a condominium hotel with a mandatory rental pool program which shall be offered for sale by qualified Fortune House sales persons ("DPP Representatives") engaging in the sale of interests in a Direct Participation Program.

ANNEX 1.1(B)

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing preliminary statements are true and further agree as follows:

                                    ARTICLE I

                                    PREMISES

         Fortune House is the owner of the real property located in Broward County, Florida, which is the development site for the Hotel and is more particularly described on Exhibit "A" attached hereto and made a part hereof (the "Property"). Fortune House hereby grants AIBC a license to operate an exclusive, on-site mortgage brokerage operation for the exclusive purpose of offering end-loan financing programs to prospective purchasers of the Units. For the purpose of conducting its mortgage brokerage services at the Hotel, Fortune House will designate space within or proximate to the Property for use by the Licensees ("Licensed Space"), the location(s) of which may be changed from time to time at the reasonable discretion of Fortune House, provided that any such change in location shall be in full compliance with all NASD regulations and State of Florida securities regulations.

                                   ARTICLE II

                             LOAN PROCESSING OFFICE

         AIBC will maintain a loan processing office at the Licensed Space, which shall be open for business seven days per week. The required hours of operation of the loan processing office shall be mutually determined by Fortune House and AIBC. All costs of operating the loan processing office, including without limitation, (i) the salaries and benefits payable to all employees of AIBC, (ii) the cost of office supplies, (iii) all travel expenses incurred by AIBC personnel, and (iv) all other expenses of AIBC shall be the sole responsibility of AIBC. AIBC shall not incur any expense on behalf of Fortune House in connection with the operation of the loan processing office, or otherwise. Fortune House will be responsible for providing certain utilities, including water, electricity, local telephone service and photocopying facilities. AIBC shall be solely responsible for the cost and expense of long distance telephone service utilized in connection with its use of the Licensed Space.

ANNEX 1.1(B)
                                   ARTICLE III

                           FEES PAYABLE TO LICENSEES;
                            FORTUNE HOUSE OBLIGATIONS

         3.1 In consideration for having Southeastern serve as the Sponsoring Entity, Fortune House shall grant AIBC the right to become the exclusive, on-site mortgage broker offering end-loan financing programs to purchasers of Units. In the event of the termination of this Agreement with one Licensee, but not the other, any adjustments to the calculations of the fees to be shared by both parties shall also be the sole responsibility of the Licensees. Nothing contained herein, shall preclude a Unit purchaser from obtaining end-loan financing from a source other than AIBC.

         3.2 AIBC will charge fees for its services, specifically those associated with loan commitments and the funding of end-loans in connection with the purchase of Units, which are reasonable and customary in this geographic area for a Direct Participation Program with respect to the investment in a condominium-hotel. Notwithstanding anything to the contrary and subject to the terms contained herein, AIBC covenants and agrees that it shall not charge less than one and one-half percent (1-1/2%) of the principal amount of any loan made to any purchaser of a Unit and that it shall remit one-third (1/3rd) of such fee to Fortune House's mortgage brokerage affiliate in connection with all such loans placed with the purchaser of Units which fee shall be payable at the closing of such loan(s).

         3.3 For its services hereunder as the Sponsoring Entity, Southeastern shall receive for its own account a fee for each sale of a Unit equal to .5% (one half of one percent) of the total contract price to be paid for such Unit (each, a "Unit Sales Fee"). Each Unit Sales Fee will be paid to Southeastern as follows: (i) a portion of such Unit Sales Fee equal to $1000 will be paid promptly after the making of the deposit by the purchaser required by the sales contract and the termination of the rescission period with respect to the contract for such Unit, and (ii) the remainder of such Unit Sales Fee will be paid at the time of the closing of such Unit. Notwithstanding anything to the contrary contained herein, Fortune House will guarantee Southeastern a fee equal to at least $350,000 (the "Guaranteed Broker Fee") in connection with its role as the Sponsoring Entity. AIBC shall not be entitled to any guaranteed fee to be paid by Fortune House in connection with this Agreement. The Guaranteed Broker Fee will be paid to Southeastern in full promptly upon the termination of this Agreement (x) by Fortune House pursuant to Section 4(a) or Section 4(c); (y) by Southeastern pursuant to Section 4(d); or (z) pursuant to Section 4(e) if such termination is a result of an Event of Default relating to Fortune House.

         3.4 Fortune House shall be responsible to pay certain costs to Southeastern in connection with the performance of its duties hereunder, such as
(i) the cost of upgrading its NASD license to allow for the sale of interests in a Direct Participation Program, in an amount not to exceed $2,000, (ii) the cost of preparing and filing the S-11 registration statement for the Hotel, (iii) the cost of filing applications to register the DPP Representatives (approximately $350 per DPP Representative), (iv) all costs and expenses (including without limitation salaries, benefits and commissions) to be paid by Southeastern to the DPP Representatives, (v) any other cost or expense reasonably

ANNEX 1.1(B)

         determined by Southeastern to be incurred in connection with the Direct Participation Program, including, without limitation, additional regulatory compliance costs, operating expenses and any legal cost or expense arising in relation to any regulatory investigation of any DPP Representative.

         3.5 Fortune House hereby agrees to allow Southeastern to review and approve all sales and marketing materials, including without limitation the registration statement filed with the SEC, prepared in connection with the sale of the Units prior to their use in order to comply with all applicable regulatory requirements concerning the content of such materials.

         3.6 Fortune House hereby agrees to maintain an "errors and omissions" policy, reasonably satisfactory to Southeastern, applicable to the activities of the DPP Representatives for an insured amount not less than $1,000,000 and further agrees to deliver a copy of such policy to Southeastern no later than the date the first DPP Representative receives his/her license and copies of all subsequent renewals.

         3.7 Fortune House hereby acknowledges that Southeastern will perform its role as the Sponsoring Entity on a "Best Efforts Underwriting Basis."


                                   ARTICLE IV

                                  LICENSE TERM

           The term of this license shall commence on June 6, 2000 and shall terminate on the earlier of:

         (a) written notice by Fortune House within the one year anniversary of this Agreement;

         (b) with respect to either AIBC or Southeastern, the expiration, suspension, or revocation of any applicable regulatory permit or license necessary to complete either parties contractual duties under this Agreement or the inability of either AIBC or Southeastern, for regulatory or other legal reasons, to be able to provide the services designated in Section 9, below, with respect to AIBC and Section 10, below, with respect to Southeastern;

         (c) Fortune House selling 280 Units or the termination of Fortune House's active efforts to sell the Units in the ordinary course of business with DPP Representatives on location on the Property; or

         (d) with respect to Southeastern, upon the date designated as the termination date for Southeastern in a written notice of resignation by Southeastern delivered to Fortune House, provided that such termination date shall not occur prior to four (4) years after the date hereof; or

ANNEX 1.1(B)

         (e) the declaration of an Event of Default pursuant to Sections 11.5 or 11.6 under this Agreement and the passing of any applicable grace period.

                                    ARTICLE V

                            NO PAYMENT FROM LICENSEES

         Except as otherwise provided herein, neither of the Licensees shall pay to Fortune House any amount in connection with their occupancy of the Licensed Space.

                                   ARTICLE VI

                            USE OF THE LICENSED SPACE

          6.1 AIBC shall maintain a fully-licensed mortgage brokerage operation at the Licensed Space which operation shall be duly authorized and capable of arranging for and funding, from time-to-time, end-loan mortgages to purchasers of Units. AIBC shall use the Licensed Space exclusively for the operation of a mortgage brokerage office to provide end-loan financing programs to purchasers of Units. In no case shall AIBC operate the Licensed Space for purposes of soliciting the general public for any purpose other than providing end-loan financing to purchasers of Units.

          6.2 Southeastern shall maintain a presence within the Licensed Space for regulatory purposes sufficient to properly and legally supervise and control the business activities of all salesmen designated by Fortune House to serve as DPP Representatives in connection with the initial sale of the Units. It is agreed by the parties hereto that Southeastern's role as the Sponsoring Entity shall apply only to the initial sale of any Unit from Fortune House to the initial purchaser and that Southeastern shall have no responsibility or supervisory role with respect to any resale of any Unit, unless expressly agreed otherwise with respect to such Unit.

          6.3 Fortune House reserves the right, in its reasonable discretion, to change the location of the Licensed Space to another area on the Property, provided that any such change in location shall be in full compliance with all NASD regulations and State of Florida securities regulations. The Licensees shall not suffer or permit the Property or the Licensed Space to be used in any manner, or suffer or permit anything to be done in or brought into or kept on the Property or Licensed Space, which would in any way: (i) violate any law or governmental requirement; (ii) cause injury to the Property or any part thereof;
(iii) interfere with the rights of any tenants leasing portions of the Property under their respective leases with Fortune House including such tenants' rights to use their respective leased premises; (iv) constitute a public or private nuisance; or (v) alter the appearance of the Property or the Licensed Space.

ANNEX 1.1(B)
                                   ARTICLE VII

                        ALTERATIONS, WASTE, IMPROVEMENTS

          7.1 The Licensees shall commit or permit no waste or injury to the Property or the Licensed Space and shall not make any alterations, additions, or improvements to the Property or the Licensed Space.

          7.2 The Licensees shall fully repair damage of any kind or character occasioned by any act of the Licensees and/or its employees and agents; provided that Southeastern shall not be liable for any such act of any DPP
Representative.


                                  ARTICLE VIII

                                      LIENS

          The Licensees shall not authorize any improvements or changes to the Licensed Space, and shall take no action which would create a lien for labor or material on or against the Licensee's interest in the Licensed Space or any other portion of the Property. The Licensees shall promptly discharge any liens placed against any portions of the Licensed Space or the Property, on account of work done by or at the request of the Licensees or anyone claiming by, through, or under the Licensees.

                                   ARTICLE IX

                            RESPONSIBILITIES OF AIBC

          9.1 AIBC shall use its best efforts to process end-loan applications and obtain end-loan financing, at competitive rates, to fund the purchase of Units for prospective purchasers. AIBC shall maintain a full-time loan processing agent (the "Loan Agent") at the Licensed Space capable of providing prospective purchasers with all the information reasonably necessary in connection with obtaining an end-loan financing program from AIBC for the purchase of a Unit. The Loan Agent shall be responsible for obtaining all applicable information, financial or personal, necessary to complete an end-loan financing application. The Loan Agent shall also have the requisite authority to make prompt credit/loan decisions. Any person employed by AIBC to carry out AIBC's duties hereunder shall be an employee or an independent contractor of AIBC, and AIBC shall be fully responsible to pay such persons and for all other legal requirements with respect to the employment of such persons. AIBC shall use reasonable care in the selection of such persons. Fortune House shall not be responsible for such persons for any reason; provided, however, that Fortune House shall have the right to require AIBC to replace any such person which Fortune House considers inappropriate or incompatible with the overall marketing and sales efforts of the Hotel. AIBC shall establish and maintain at the loan processing office, as described in Article II, above, complete and

ANNEX 1.1(B)

          orderly files containing correspondence, loan documents, receipts, unpaid bills and vouchers, as well as all other documents and paperwork pertaining to its activities hereunder. Fortune House shall have the right to inspect, upon reasonable notice, all files maintained by AIBC in connection with its duties under this Agreement.

          9.2 AIBC shall close a minimum of twenty (20) Units per week during the term of this Agreement. As and to the extent reasonably requested by Fortune House and/or its attorneys, AIBC shall assist Fortune House in closing mortgages for which it will receive fees from purchasers of Units.

          9.3 AIBC shall advise Fortune House immediately by facsimile, with prompt confirmation by mail (including the sending of the document received by AIBC) of the service upon AIBC of any summons, subpoena, legal process or any other legal documentation, including, without limitation, any notices, letters or other communications setting forth or claiming any actual or alleged potential liability of Fortune House or rights against or lien upon all or any portion of the Property, or of the receipt by AIBC of any notice, demand, request or other written communication from any purchaser or potential purchaser of any Unit.

          9.4 AIBC shall provide Fortune House with a weekly summary detailing loan applications, loan commitments issued and loans closed; in this regard, the report shall include calculation of the contributions during the applicable period toward the Guaranteed Fee;

          9.5 Before a purchaser of a Unit applies for a loan commitment from AIBC and/or its lender, AIBC will furnish such purchaser with copies of all documents and revisions thereof which are required to be given to purchasers of Units pursuant to all applicable laws (including, without limitation, those promulgated under the Florida Condominium Act and the Interstate Land Sales Full Disclosure Act). AIBC shall otherwise comply with all reasonable procedures for the financing of the Units communicated to AIBC in writing by Fortune House or Fortune House's attorneys.

          9.6 AIBC shall maintain all books and records on-site to comply with all applicable regulatory requirements as well as for the accurate production of all reports and compilations due to Fortune House under the terms of this Agreement. Fortune House shall have the right to inspect all books and records maintained by AIBC regarding its operations hereunder.

          9.7 During the term of this Agreement, AIBC shall maintain all applicable insurance policies, including but not limited to an "errors and omissions" insurance policy and a "business interruption" insurance policy, to insure against any losses that Fortune House would incur as a result of a default by AIBC as more fully described in Section 4(b).

ANNEX 1.1(B)
                                    ARTICLE X

                        RESPONSIBILITIES OF SOUTHEASTERN

         During the term of this Agreement, Southeastern will:

               (a) maintain all licenses and permits required to operate as a securities broker engaging in the sale of interests in a Direct Participation Program in the State of Florida and in compliance with all applicable federal and state laws throughout the term of this Agreement;

               (b) if required, maintain one (or more) person(s) fully licensed by the NASD, and duly authorized, and in compliance with all federal and state laws, for the purpose of supervising (as a principal of Southeastern) the offering of interests in a Direct Participation Program;

               (c) supervise, and for regulatory purposes, control the business activities of all persons designated by Fortune House to serve as DPP Representatives for the exclusive purpose of selling the Units; and

               (d) maintain all books and records on-site to comply with all applicable regulatory requirements.

                                   ARTICLE XI

                                    DEFAULTS

         The following events shall be deemed to be "Events of Default" under this Agreement:

          11.1 With respect to either AIBC or Southeastern, the suspension or revocation of any applicable regulatory permit or license necessary to complete either parties contractual duties under this Agreement. A default under this
Section 11.1 shall have no applicable grace period and shall result in an immediate termination of this Agreement.

          11.2 Except as otherwise provided in this Agreement, the failure of Fortune House, AIBC or Southeastern to comply with any material term, provision or covenant of this Agreement and such failure not being cured within ten (10) days after written notice of such failure to Fortune House, AIBC or Southeastern, as applicable; provided, however, that if such default is capable of cure and such cure cannot be effectuated within such ten (10) day period the defaulting party shall have such longer period of time as is necessary to effectuate such cure so long as is diligently proceeding to cure such default, but in no event shall such curative period be more than forty-five (45) days.

          11.3 Fortune House, AIBC or Southeastern shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a

ANNEX 1.1(B)

         transfer in fraud of creditors, apply for or consent to the appointment of a receiver for itself or of the whole or any substantial part of its property, or file a petition or answer securing reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof. A default under this section 11.3 shall have no applicable grace period and shall result in an immediate termination of this Agreement.

          11.4 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Fortune House or either or both Licensee(s) bankrupt, or appointing a receiver for either or both of the Licensees, or of the whole or any substantial part of its or their property, without the consent of Licensee(s), or approving a petition filed against Licensee(s) seeking reorganization or arrangement of Licensee(s) under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof.

          11.5 In the event of a default by Licensee(s) hereunder which is not cured beyond the applicable notice and/or cure periods set forth herein, Fortune House may, at Fortune House's sole option, terminate this Agreement with respect to such Licensee by written notice to either AIBC, Southeastern, or both, and the parties shall have no remaining obligations hereunder, except for those which expressly survive a termination hereof; provided, however, that no default by AIBC shall entitle Fortune House to terminate any obligation it owes to Southeastern, including, without limitation, the obligation to pay the Guaranteed Broker Fee.

          11.6 In the event of a default by Fortune House hereunder, which is not cured beyond the applicable notice and/or cure periods set forth herein, Southeastern may terminate this Agreement by written notice to Fortune House, and Southeastern shall have no remaining obligations hereunder.

                                   ARTICLE XII

                                    REMEDIES

         Time is of the essence with respect to the sale of Units by Fortune House and the parties acknowledge that Fortune House will incur damages if either AIBC or Southeastern, (or both), does not timely and completely perform its promises under this Agreement, particularly if either Licensee loses its authority, or license to conduct its business as required herein. Fortune House may resort to any remedies granted under this Agreement in whole or in part, and in such portions and in such order as determined by Fortune House in its sole discretion. No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by this Agreement. The failure of Fortune House to exercise any right, remedy or option provided in this Agreement shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation of the Licensees under this Agreement. No acceptance by Fortune House of any payment after the occurrence of any Event of Default shall be deemed to waive or cure any Event of Default with respect to Licensees, or Licensees' liability to pay such obligation. No forbearance on the part of

ANNEX 1.1(B)

Fortune House or any other indulgence given by Fortune House to Licensees shall operate to release or in any manner affect the interest of Fortune House or any liabilities of the Licensees under this Agreement. No waiver by Fortune House shall be effective unless it is in writing and then only to the extent specifically stated.

                                  ARTICLE XIII

                                 INDEMNIFICATION

          13.1 From and after the execution of this Agreement, each party shall protect, defend, indemnify and save harmless the other parties hereto (the party seeking indemnification being referred to as the "Indemnified Party") from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including without limitation, out-of-pocket attorneys' fees and expenses whether at the pre-trial, trial, or appellate levels), imposed upon or incurred by or asserted against a party to this Agreement by reason of any failure on the part of such other party (the "Indemnifying Party") to perform or comply in any material respect with any of the terms of this Agreement, which failure continues beyond any applicable notice and cure period. To the extent incurred prior to a settlement or conclusion of any litigation arising hereunder, such reasonable costs and fees shall be paid by the Indemnifying Party as incurred by the Indemnified Party. Notwithstanding the foregoing, each party to this Agreement shall not be obligated to indemnify for the gross negligence or willful misconduct of the other parties or anyone claiming by, through or under said party and furthermore, Southeastern shall have no obligation to indemnify any party for any such liability arising in connection with any action or omission of any DPP Representative, as such DPP Representatives are the agents of Fortune House. Notwithstanding anything contained herein to the contrary, Southeastern will only incur liability for its own acts and/or omissions; however, Southeastern will not incur any liability whatsoever for any act and/or omission of any Independent Contractor engaged by it. To avoid any confusion, the parties agree that "Independent Contractor" shall mean any person who has his/her license through Southeastern but who is responsible for his/her own expenses, including, but not limited to, rent, utilities and payroll taxes.

          13.2 The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim for indemnification, specifying in detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to all books and records in the possession or control of the Indemnified Party or any of its affiliates which the Indemnifying Party reasonably determines to be related to such claim. Any amounts payable to an Indemnified Party by reason of the application of this Section shall be due and payable within 10 days of demand, and if not paid within such 10-day period, shall bear interest at the highest interest rate allowed by applicable law from the date loss or damage is sustained by the Indemnified Party until paid. The obligations and

ANNEX 1.1(B)

         liabilities of each party under this Section shall survive any termination, satisfaction, or assignment of this Agreement.

                                   ARTICLE XIV

                                   ARBITRATION

          14.1 Except as otherwise provided in this Agreement, all claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then outstanding unless the parties mutually agree in writing otherwise. The arbitration shall be conducted in a neutral location by one arbitrator.

          14.2 Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Along with the notice of the demand for arbitration, the party seeking arbitration shall supply the party(s) that are the subject of the arbitration request with a list of three retired Broward County, Florida, judges and said party shall, within ten days of receipt of the notice, select one of the three persons identified on such list (the "Arbitrator").

          14.3 The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof; provided, however that the Arbitrator shall make written findings of fact and conclusion of law which accompanies and supports such award. Each party shall pay their respective fees and costs; provided, however, the Arbitrator may award such fees and costs as such Arbitrator may determine to the prevailing party.

          14.4 The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the Arbitrator. The Arbitrator will have the right to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

                                   ARTICLE XV

                                     NOTICES

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile with a hard copy sent by U.S. Mail, or by private overnight mail service,

ANNEX 1.1(B)

e.g., Federal Express, to the party at the address set forth below or to such other address as either party may from time to time give notice of in accordance with the provisions hereof.

         If to the Company:             Terremark Fortune House #2, Ltd.
                                        2601 South Bayshore Drive, 9th Floor
                                        Miami, Florida 33133
                                        Attn:  Robert Finvarb, General Counsel

         If to Southeastern:            Southeastern Securities Inc.
                                        12651 S. Dixie Highway, Suite 204
                                        Miami, Fl 33156
                                        Attn: Ted Benghiat

         If to AIBC:                    AIBC International Mortgage Finance, LC
                                        80 S.W. 8th Street, Suite 100
                                        Miami, Fl 33130
                                        Attn: Jorge Coloma


                                   ARTICLE XVI

                            MISCELLANEOUS PROVISIONS

          16.1 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

          16.2 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          16.3 Expenses. Each party shall pay and be responsible for the costs and expenses, including, without limitation, attorney's fees, incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby; provided that Fortune House shall pay and be responsible for such costs and expenses incurred by Southeastern up to $5000 with respect to attorney's fees plus up to $2000 with respect to initial regulatory costs and expenses.

          16.4 Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement.

          16.5 No Rights to Others. Nothing herein contained or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto.

          16.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the

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
ANNEX 1.1(B)

         same agreement, binding upon all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

          16.7 Litigation; Prevailing Party. In the event that any party hereto brings suit for any matter arising out of or in connection with a breach of any of the terms or provisions of this Agreement, then the prevailing party shall be entitled to recover from the non-prevailing party all reasonable court costs and attorneys' fees and expenses incurred by the prevailing party in connection with such litigation at the arbitration, pre-trial, trial and appellate levels.

          16.8 Waiver of Jury Trial. EACH PARTY HERETO AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

          16.9 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The specifications of any dollar amount in the representations and warranties or otherwise in this Agreement is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          16.10 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          16.11 Incorporation of exhibits. All documents identified in this Agreement as exhibits to the Agreement are hereby incorporated in the Agreement and made an integral part of it.

          16.12 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

ANNEX 1.1(B)

          16.13 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and may not be amended, modified or altered, except by an instrument in writing signed by the party against whom such amendment, modification or alteration is sought to be enforced. This Agreement supersedes and replaces all other agreements between the parties with respect to any services to be performed by the Licensees on behalf of Fortune House.

          16.14 "License"/"Licensee". The respective terms "License" and "Licensee" as used in this Agreement are not intended to confer any rights other than those specifically granted in this Agreement.

          16.15 Independent Contractor Status. The relationship between Fortune House and Licensees shall be solely as that of an independent contractor and no party shall be deemed a joint venturer, partner agent, representative or employee of the other. Licensees are solely responsible for securing, at their sole cost, workers' compensation insurance, disability benefits insurance and any other insurance as may be required by law. Fortune House will not provide, nor will it be responsible for, any benefits for Licensees. Any such benefits, if provided by Licensees themselves, including, but not limited to, health insurance, office space, paid vacations, paid holidays, sick leave or disability insurance coverage of whatever nature, shall be secured and paid for by Licensees. Notwithstanding the foregoing, any such benefits to be provided to the DPP Representatives which have not been reimbursed to Southeastern pursuant to Section 3.4 hereof will be provided by Fortune House directly to the DPP Representatives.

         IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the day and year first above written.

                                  FORTUNE HOUSE #2, LTD., a Florida
                                  Limited Partnership

                                  By:  Fortune House #2, Inc., a Florida
                                       corporation, its General Partner

                                  By:_________________________________
                                     Robert I. Finvarb, Vice President

                                  AIBC INTERNATIONAL MORTGAGE
                                  FINANCE, LC, a Florida limited liability company

                                   By:_______________________________
                                          Jorge Coloma, President

                                   SOUTHEASTERN SECURITIES, INC.,

ANNEX 1.1(B)

                                   a Florida corporation

                                   By:_______________________________
                                          Ted Benghiat, President